Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) of Autoliv, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts, and units, and to the incorporation by reference therein of our reports dated February 23, 2012, with respect to the consolidated financial statements of Autoliv Inc., and the effectiveness of internal control over financial reporting of Autoliv Inc., included in its Annual Report (Form 10-K and Form 10-K/A) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

March 7, 2012